Exhibit 99.1

BOB EVANS REPORTS FISCAL 2014 FOURTH-QUARTER AND FULL-YEAR RESULTS; UPDATES FISCAL YEAR 2015 OUTLOOK

Company reports 4Q 2014 and fiscal 2014 diluted GAAP EPS from continuing operations of $0.40 and $1.16, respectively, compared to $1.05 and $2.90 in the prior year; diluted non-GAAP EPS from continuing operations was $0.48 for the quarter and $1.68 for the full year, compared to $0.69 and $2.39 in the prior year

Key transformational investments were completed during fiscal 2014 despite adverse weather conditions, historically high sow costs, and a major supply disruption. Completion of the Farm Fresh Refresh restaurant remodel program, along with BEF Foods’ plant optimization and expansion projects, positions the Company for long-term profitable growth

Company completed its fiscal 2014 $225 million share repurchase program in fiscal 2014. Company has returned more than $800 million to stockholders since 2007 through dividends and share repurchases

Quarterly dividend of $0.31 per share reflects a 12.7 percent increase over prior year period. Dividend paid on June 16, 2014, to stockholders of record at the close of business on June 2, 2014

Bob Evans Restaurants reports 4Q 2014 same-store sales of -4.1 percent; estimates adverse severe winter weather impact of approximately 3.4 percent. Fiscal 2014 full-year same-store sales were -2.1 percent, including an estimated adverse severe winter weather impact of 1.6 percent

Severe winter weather adversely impacted Bob Evans Restaurants’ sales, cost of sales, operating wages and other operating expenses including utilities and snow removal, reducing 4Q 2014 diluted GAAP and diluted non-GAAP EPS by approximately $0.21 per diluted share compared to the prior year

At BEF Foods, higher than expected plant startup inefficiencies and the effect of continued high sausage material costs, including sow and trim costs, net of short-term offsets, reduced 4Q 2014 diluted GAAP and non-GAAP EPS by approximately $0.14 per diluted share compared to the prior year period

Costs associated with responses to an activist stockholder; supplemental tax and internal audit staff resources; strengthening the Company’s internal processes and controls over financial reporting; and recruiting and relocation costs, net of short-term offsets, adversely impacted results, reducing 4Q 2014 diluted GAAP and non-GAAP EPS by approximately $0.04. For fiscal 2014, the Company incurred $3.0 million of costs associated with responses to an activist stockholder

The Company recognized a tax benefit in the fourth quarter of $6.9 million comprised of $5.7 million due to Section 199 deductions for domestic production activities resulting from BEF Foods’ product sales and $1.2 million from state tax settlements. $3.0 million of the total tax benefit is reflected in discontinued operations. The Company will continue efforts to realize additional tax benefits and expects to generate annual tax benefits beginning in fiscal year 2015 of approximately $1.6 million related to Section 199 deductions for domestic production activities

Company’s updated fiscal 2015 diluted EPS guidance range set at $1.90 to $2.20. Updated guidance assumes $85 per hundredweight sow costs and gradual improvement in Bob Evans Restaurants’ sales trends

Costs associated with responses to an activist stockholder are estimated to be $5.5 million during fiscal 2015. Costs of supplemental tax and internal audit staff resources, and strengthening the Company’s internal processes and controls over financial reporting are estimated to be $2.0 million during fiscal 2015

Bob Evans Restaurants expects to drive fiscal 2015 dine-in and off-premise sales by leveraging its new “Get in on Something Good!”™ advertising campaign, and further development of value-oriented sales layers, including Broasted Chicken® which is expected to drive positive dinner same-store sales trends based on positive test market results

Bob Evans Restaurants to open up to eight new restaurants during fiscal 2015

Bob Evans Express finalizing details for four new units including two airport and two mall locations; expects to license up to ten locations during fiscal 2015

NEW ALBANY, Ohio – July 8, 2014 – Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced its financial results for the fiscal 2014 fourth quarter ended Friday, April 25, 2014. Net income from continuing operations was $9.8 million, or $0.40 per diluted share, compared with net income from continuing operations of $29.6 million, or $1.05 per diluted share, in the comparable period last year. For the fourth quarter of 2014, non-GAAP net income from continuing operations was $11.8 million, or $0.48 per diluted share, compared with non-GAAP net income from continuing operations of $19.4 million, or $0.69 per diluted share, in the comparable period last year.

	3 months ended
in millions except per diluted share data	04/25/14	04/26/13
Net income from continuing operations	$9.8	$29.6
Adjustments for non-GAAP (net of taxes)
Bob Evans Restaurants
Impairments including from assets held for sale	0.2	0.6
Severance/Restructuring	0.4	1.2
Loss (gain) on sale of assets, Overhead allocation and other	0.7	(0.4)
BEF Foods
Severance/Restructuring	0.8	0.7
Loss on sale of assets, Overhead allocation and other	0.1	2.5
Adjustments to net interest expense	(0.3)	0.0
Adjustments to income tax provision (benefit)	0.0	(14.8)

Non-GAAP Income from continuing operations (a)	$11.8	$19.4
Earnings per diluted share—Net income from continuing operations	$0.40	$1.05
Non-GAAP Earnings per diluted share—Net income from continuing operations	$0.48	$0.69
Net income from discontinued operations	$3.2	$0.2
Adjustments for non-GAAP (net of taxes)	0.2	41.8
Adjustments to income tax benefit	0.0	(42.0)

Non-GAAP Net income from discontinued operations (a)	$3.4	$—
Earnings per diluted share—Net income from discontinued operations	$0.13	$0.01
Non-GAAP Earnings per diluted share—Net income from discontinued operations	$0.14	$—
Net income	$13.0	$29.8
Non-GAAP net income	$15.1	$19.4
Earnings per diluted share from net income	$0.53	$1.06
Non-GAAP Earnings per diluted share from net income	$0.61	$0.69
Weighted average diluted shares outstanding	24,641	28,184

(a)	Earnings adjusted for non-GAAP items is a financial measure not in accordance with generally accepted accounting principles (GAAP) and should not be considered a substitute for earnings as determined in accordance with accounting principles generally accepted in the United States. See below for further discussion of earnings adjusted for non-GAAP items.

Non-GAAP Tax Rate	31%	32%

Fiscal 2014 commentary

Chairman and Chief Executive Officer Steve Davis said, “Fiscal 2014 financial performance was negatively impacted by several challenges beyond the Company’s control, including unusually severe and sustained winter weather, historically high sow costs, and BEF Foods’ supplier disruption issues. However, by focusing on factors we can control, we continued transforming our businesses to remain relevant to our restaurant guests, food customers, and stockholders for years to come.

“We successfully completed several key investment programs at both Bob Evans Restaurants and BEF Foods in fiscal year 2014. As a result of the Farm Fresh Refresh remodeling program, Bob Evans Restaurants now offers guests a consistent and revitalized restaurant environment, better positioning each of our restaurants to deliver an upgraded dine-in experience, while also offering new off-premise sales layers including bakery, carryout, and catering. Fourth-quarter monthly same-store sales trends improved, becoming sequentially less negative during the period. With the benefits of remodeled restaurants, as well as our new menu initiatives, and the recently launched “Get in on Something Good!”™ advertising campaign, Bob Evans Restaurants expects to open up to eight new restaurants and drive same-store sales gains of 1.5 to 2.5 percent during fiscal 2015.

“We are encouraged by insights gained from the two initial Bob Evans Express locations opened during fiscal 2014. With this experience, we are moving forward with plans to license up to ten new Bob Evans Express locations in fiscal year 2015 where we expect to assess the concept’s performance in new venues, including potential sites in shopping malls, airports, corporate campuses, manufacturing facilities, college campuses, and hospitals. We are already making progress as we are currently finalizing details for two airport and two mall locations. Ultimately, we believe Bob Evans Express represents a licensing opportunity on a national scale.

“At BEF Foods, completion of a multi-year plant network optimization and vertical integration project reduced our production footprint from nine manufacturing facilities and two primary co-packers to four manufacturing facilities with supplemental co-packing arrangements for meeting high seasonal demand and production of selected products. At the four production facilities, we expect our investments in expansions, equipment upgrades, and efficiency enhancements to enable continued growth, both top- and bottom-line, as we focus on expanding points of retail distribution and increasing product authorizations at each point of retail distribution.”

Davis continued, “We remain deeply committed to generating returns for our stockholders through our balanced approach to capital allocation. Along with investing an expected $85 to $90 million of capital expenditures in our businesses during fiscal 2015, the Company is authorized to repurchase up to $100 million of shares during fiscal year 2015. As capital expenditures return to a more typical level focused on opening new restaurants, ERP implementation, smaller-scale efficiency projects, and infrastructure maintenance in fiscal 2015, both Bob Evans Restaurants and BEF Foods are focused on operational execution. Strategic priorities in fiscal 2015 include media and trade spending to drive traffic in our restaurants, and sales in the grocery store, along with menu and product innovation.

“Fiscal 2015 is the year we expect to begin reaping the rewards of the recent capital investments we have made in Bob Evans Restaurants and BEF Foods. We believe the critical investments have been completed, the strategic course has been set, and we have the programs in place to execute effectively.”

Fourth-quarter fiscal 2014 consolidated operating results

Operating profit from continuing operations in the fourth quarter of fiscal 2014 was reduced by approximately $14.0 million, or approximately $0.39 per diluted share, compared to the prior year period due to severe winter weather, higher than projected sausage material costs, and other cost impacts as detailed below.

Items affecting Bob Evans Restaurants – $7.6 million:

•	$7.6 million related to severe winter weather, including: an estimated $8.1 million of lost sales, equating to an approximately $4.1 million profit impact of lost sales; $2.8 million in unfavorable other operating expenses, which includes snow removal, utilities, facility repair and other maintenance-related items; $0.5 million in unfavorable labor expenses; and $0.2 million of unfavorable food costs due to spoilage.

Items affecting BEF Foods – $5.0 million:

•	$3.1 million resulting from: $6.6 million of sausage material costs, including: $5.6 million of sow costs and $1.0 million of trim costs, due to increased sow and trim costs compared to last year’s comparable quarter; partially offset by $1.9 million of increased sausage pricing, and a $1.6 million reduction of sausage trade spending. During the fourth quarter of fiscal 2014, sow costs averaged $78.47 per hundredweight compared to $59.07 per hundredweight for the comparable period last year.

•	$1.9 million resulting from: $2.8 million in startup costs and lower production efficiency at the newly expanded Sulphur Springs, Texas, facility compared to last year, partially offset by $0.9 million of savings related to the October 2013 consolidation of fresh sausage manufacturing facilities. The Company saw startup inefficiencies moderate during the fourth quarter and expects continued improvement in fiscal 2015.

Items affecting both Bob Evans Restaurants and BEF Foods – $1.4 million:

•	$1.4 million resulting from: $4.5 million in the SG&A line comprised of $3.0 million of additional professional services, primarily costs related to responses to an activist stockholder, supplemental tax and internal audit staff resources, and strengthening the Company’s internal processes and controls over financial reporting, and $1.5 million related to recruiting and relocation expenses, partially offset by $3.1 million of bonus and other performance related favorability as Company results did not meet the performance-based incentive compensation requirements.

Net interest expense –The Company’s non-GAAP net interest expense was $1.6 million in the fourth quarter of fiscal 2014, up $1.1 million, compared to $0.5 million in the corresponding period last year. The Company had $459 million of revolver debt outstanding at the end of the period compared to $201 million in the corresponding period last year. The increase was due to share repurchases and capital expenditures. The borrowing rate on the Company’s outstanding debt was 1.54 percent at the end of the fourth quarter, compared to 1.45 percent at the end of the fourth quarter in the prior year.

Taxes – For non-GAAP items, the Company utilized a 31 percent rate during the fourth quarter compared to 32 percent in the corresponding period last year. The Company’s effective GAAP tax rate was -214 percent for the quarter compared to -36 percent in the corresponding period last year. The decreased rate over the prior year is primarily attributable to the Company’s Section 199 domestic production activities deductions and favorable state tax settlements.

As of the end of the quarter, the Company has realized $48.4 million of the cash tax benefit from the fiscal 2013 conversions of its restaurant operating companies. The Company expects an additional $0.7 million of cash refunds related to the conversions in fiscal year 2015.

Diluted weighted-average shares outstanding – The Company’s diluted weighted-average shares outstanding were 24.6 million shares in the fourth quarter of fiscal 2014, compared to 28.2 million shares in the corresponding period last year. There were 23.5 million shares outstanding at the end of the quarter, compared to 27.4 million shares in the corresponding period last year. The Company repurchased 2.2 million shares for $110.9 million during the fourth quarter. The Company completed the authorized fiscal 2014 $225 million share repurchase of its common stock as planned prior to the end of fiscal 2014.

The Company uses non-GAAP financial measures to monitor and evaluate the ongoing performance of the Company. The Company believes that the additional measures are useful to investors for financial analysis as excluding these items reflects operating results that are more indicative of the Company’s ongoing operating performance and improve comparability to prior periods. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Please see the table in this release for a reconciliation of non-GAAP measures to GAAP results.

Fourth-quarter fiscal 2014 Bob Evans Restaurants segment summary

Net sales – Bob Evans Restaurants’ net sales were $231.0 million, down 4.4 percent, compared to net sales of $241.7 million in the corresponding period last year. Same-store sales declined by 4.1 percent, below the Knapp-Track™ family dining index of -1.5 percent for the same period. Severe winter weather is estimated to have adversely impacted net sales by $8.1 million and same-store sales by approximately 3.4 percent. As noted within the table below, the dinner daypart is the most challenged part of the day. The Company’s new Broasted Chicken® platform is designed to improve dinner traffic trends.

Same-Store Sales (SSS) Restaurants	February	March	April	4Q FY ’14	FY 2014
552	-6.7%	-3.6%	-2.7%	-4.1%	-2.1%

Fiscal 2014 Fourth-Quarter SSS% Daypart Performance
Daypart	On-Premise	Off-Premise	Total
Breakfast	-4.0%	2.1%	-3.6%
Lunch	-4.0%	0.3%	-3.7%
Dinner	-5.9%	-1.9%	-5.3%

Total	-4.5%	-0.3%	-4.1%

	Less: Estimated weather impact		-3.4%
	Adjusted SSS%		-0.7%

During the fourth quarter, the Farm Fresh Refresh remodeling program was completed and resulted in 359 closed restaurant days, compared to 535 days in the corresponding period last year.

During the fourth quarter of fiscal 2014, Bob Evans Restaurants:

•	remodeled 64 restaurants;

•	closed two restaurants; and

•	opened one new restaurant located in Harrison, Ohio.

Operating income – Bob Evans Restaurants’ non-GAAP operating income was $4.2 million, compared to non-GAAP operating income of $20.8 million in the corresponding period last year. The primary drivers of the decline were: increased other operating expenses of $5.1 million, including $2.8 million of snow removal, utilities, facility repair and other severe winter weather-related items; an approximately $4.1 million profit impact of lost sales resulting from severe winter weather; $2.3 million of incremental depreciation; $2.3 million of professional expenditures related to responses to an activist stockholder, supplemental tax and internal audit staff resources, and strengthening the Company’s internal processes and controls over financial reporting; $2.1 million of increased advertising expenses; $1.4 million of increased corporate overhead allocation as a result of the Company providing transition services to Mimi’s Café at less than cost; $1.2 million related to recruiting and relocation expenses; $0.9 million of operating wage rate variance due to sales deleverage, including $0.5 million related to severe winter weather; and $0.7 million of unfavorable cost of sales rate variance primarily impacted by increased pork, bakery, and beef costs, including $0.2 million of food waste related to severe winter weather. The aggregate impact of these items was partially offset by $2.3 million of incentive compensation and other favorability.

Fourth-quarter fiscal 2014 BEF Foods segment summary

Net sales – BEF Foods’ net sales were $95.3 million, an increase of 3.4 percent, compared to net sales of $92.3 million in the corresponding period last year. Increased side dish volume and sausage pricing increases were partially offset by volume declines in foodservice, primarily resulting from the sale of the Company’s Irvine, California, production facility.

Operating income – BEF Foods’ non-GAAP operating income was $3.3 million, compared to non-GAAP operating income of $8.2 million in the corresponding period last year. The primary drivers of the decline were: $6.6 million of incremental sausage material costs, including sow and trim costs; $2.8 million related to the startup of the Sulphur Springs facility; $0.7 million of professional expenditures related to responses to an activist stockholder, supplemental tax and internal audit staff resources, and strengthening the Company’s internal processes and controls over financial reporting; $0.6 million of increase in corporate overhead allocation as a result of the Company providing transition services to Mimi’s Café at less than cost; and $0.3 million related to recruiting and relocation expenses. The drivers of the decline were partially offset by $1.9 million of increased sausage pricing, a $1.6 million reduction in sausage trade spending, $0.9 million of savings related to the October 2013 consolidation of fresh sausage manufacturing facilities, and $0.8 million of incentive compensation and other favorability.

Fiscal 2014 consolidated results and GAAP to Non-GAAP reconciliation

For the full year of fiscal 2014, net income from continuing operations was $31.0 million, or $1.16 per diluted share, compared with net income from continuing operations of $82.6 million, or $2.90 per diluted share, in the prior year which included $6.1 million of income tax benefit. Non-GAAP net income from continuing operations was $44.7 million, or $1.68 per diluted share, compared with non-GAAP net income from continuing operations of $68.1 million, or $2.39 per diluted share, in the prior year.

	12 months ended
in millions except per diluted share data	04/25/14	04/26/13
Net income from continuing operations	$31.0	$82.6
Adjustments for non-GAAP (net of taxes)
Bob Evans Restaurants
Impairments including from assets held for sale	9.6	3.0
Severance/Restructuring	1.3	1.9
Loss (gain) on sale of assets, Overhead allocation and other	(0.3)	0.0
BEF Foods
Severance/Restructuring	2.6	4.3
Loss on sale of assets, Overhead allocation and other	2.2	3.9
Adjustments to net interest expense	(1.3)	4.2
Adjustments to income tax provision (benefit)	(0.3)	(31.8)

Non-GAAP Net income from continuing operations (a)	$44.7	$68.1
Earnings per diluted share—Net income from continuing operations	$1.16	$2.90
Non-GAAP Earnings per diluted share—Net income from continuing operations	$1.68	$2.39
Net income (loss) from discontinued operations	$2.7	$(83.4)
Adjustments for non-GAAP (net of taxes)	0.6	87.5
Adjustments to income tax provision (benefit)	0.0	(7.7)

Non-GAAP income (loss) from discontinued operations (a)	$3.3	$(3.6)
Earnings per diluted share—Net income (loss) from discontinued operations	$0.10	$(2.93)
Non-GAAP Earnings per diluted share—Net income (loss) from discontinued operations	$0.12	$(0.13)
Net income (loss)	$33.7	$(0.8)
Non-GAAP net income	$48.1	$64.4
Earnings per diluted share from net income (loss)	$1.26	$(0.03)
Non-GAAP Earnings per diluted share from net income	$1.80	$2.26
Weighted average diluted shares outstanding	26,704	28,488

(a)	Earnings adjusted for non-GAAP items is a financial measure not in accordance with generally accepted accounting principles (GAAP) and should not be considered a substitute for earnings as determined in accordance with accounting principles generally accepted in the United States. See below for further discussion of earnings adjusted for non-GAAP items.

Non-GAAP Tax Rate	31%	32%

Fiscal 2014 consolidated operating results

Operating profit in fiscal 2014 was reduced by approximately $41.6 million, or approximately $1.07 per diluted share, compared to the prior year, due to severe winter weather, higher than projected sausage material costs, and other cost impacts as detailed below.

Items affecting Bob Evans Restaurants – $15.8 million:

•	$13.3 million related to severe winter weather, including: an estimated $15.3 million of lost sales, equating to an approximately $7.7 million profit impact of lost sales; $4.0 million in unfavorable other operating expenses which includes snow removal, utilities, facility repair and other maintenance-related items; $1.1 million in unfavorable labor expenses; and $0.5 million of unfavorable food costs due to spoilage.

•	$2.5 million associated with the second quarter implementation of a new restaurant workforce management initiative. $1.7 million impacted the operating wages line, $0.4 million in the SG&A line, $0.2 million of incremental depreciation, $0.1 million of additional discounts, and $0.1 million in other operating expenses. The project is complete and fully implemented.

Items affecting BEF Foods – $23.0 million:

•	$15.1 million resulting from: $22.6 million of increased sausage material costs, including $21.1 million of sow costs and $1.5 million of trim costs; partially offset by a $4.4 million reduction of sausage trade spending and $3.1 million of increased sausage pricing. During fiscal 2014, sow costs averaged $73.23 per hundredweight compared to $53.87 per hundredweight for fiscal 2013.

•	$4.1 million resulting from a supplier dispute related to BEF Foods’ refrigerated side dish business, primarily resulting from the margin impact of lost sales related to the supplier dispute. The Company’s former primary side dish supplier, who is also a competitor, unexpectedly stopped providing the Company with product in advance of the peak winter holiday season, causing lost sales as product supply was terminated. The Company no longer sources product from the supplier.

•	$3.8 million resulting from: $6.2 million in startup costs and lower production efficiency at the newly expanded Sulphur Springs facility compared to last year, partially offset by $2.4 million of savings related to the October 2013 consolidation of fresh sausage manufacturing facilities. The Company saw startup inefficiencies moderate during the fourth quarter and expects continued improvement in fiscal 2015.

Items affecting both Bob Evans Restaurants and BEF Foods – $2.8 million:

•	$2.8 million resulting from: $9.8 million in the SG&A line comprised of $6.0 million of additional professional services, including costs for strengthening the Company’s internal processes and controls over financial reporting and responses to an activist stockholder, and $3.8 million related to recruiting, relocation, and severance expenses, partially offset by $7.0 million of bonus and other performance related favorability as Company results did not meet the performance-based incentive compensation requirements.

Net interest expense –The Company’s non-GAAP net interest expense was $3.9 million for fiscal 2014, compared to $5.3 million last year. The Company had $459 million of revolver debt outstanding at the end of fiscal 2014 compared to $201 million at the end of fiscal 2013. The increase was due to share repurchases and capital expenditures. The borrowing rate on the Company’s outstanding debt was 1.54 percent at the end of fiscal 2014, compared to 1.45 percent at the end of fiscal 2013. During fiscal 2013, the Company refinanced its private placement notes with lower cost and more flexible revolver debt.

Taxes – For non-GAAP items, the Company utilized a 31 percent tax rate, compared to 32 percent last year. The Company’s effective GAAP tax rate was 0.5 percent for fiscal year 2014 compared to -8.0 percent in fiscal 2013. The Company has anomalous effective tax rates in both fiscal 2014 and 2013. In fiscal 2014, the rate is primarily attributable to the Company’s Section 199 domestic production activity deductions, favorable state tax settlements, and statute expiration in certain states. In fiscal 2013, the rate is primarily attributable to the impact of the conversion of SWH Corporation to a limited liability company. Additionally, the tax rate in both fiscal 2014 and 2013 was also affected by permanent items having a greater relative impact on lower pre-tax income.

Diluted weighted-average shares outstanding – The Company’s diluted weighted-average shares outstanding were 26.7 million shares for fiscal 2014, compared to 28.5 million shares in the prior year. The Company repurchased 4.4 million shares for $225 million during fiscal 2014.

Balance sheet highlights – The Company’s cash balance and revolver borrowings at the end of fiscal 2014 were $7.8 million and $458.9 million, respectively. The Company was in compliance with its debt covenants at the end of fiscal 2014. The Company’s leverage ratio as defined in its credit agreement was 3.27 at year-end.

The Company uses non-GAAP financial measures to monitor and evaluate the ongoing performance of the Company. The Company believes that the additional measures are useful to investors for financial analysis as excluding these items reflects operating results that are more indicative of the Company’s ongoing operating performance and improve comparability to prior periods. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Please see the table in this release for a reconciliation of non-GAAP measures to GAAP results.

Fiscal 2014 Bob Evans Restaurants segment summary

Net sales – Bob Evans Restaurants’ net sales were $956.6 million, down 2.5 percent compared to net sales of $981.4 million in the corresponding period last year. Same-store sales declined by 2.1 percent, below the Knapp-Track™ family dining index which was flat for the same period. Unusually severe and sustained winter weather from November through February is estimated to have adversely impacted net sales by $15.3 million and same-store sales by approximately 1.6 percent. As noted within the table below, the dinner daypart is the most challenged part of the day. The Company’s new Broasted Chicken® platform is designed to specifically address weak dinner traffic trends.

Fiscal 2014 SSS% Daypart Performance
Daypart	On-Premise	Off-Premise	Total
Breakfast	-1.8%	7.7%	-1.2%
Lunch	-2.0%	3.7%	-1.6%
Dinner	-4.5%	1.0%	-4.0%

Total	-2.5%	2.4%	-2.1%

	Less: Estimated weather impact		-1.6%
	Adjusted SSS%		-0.5%

During fiscal 2014, the Farm Fresh Refresh remodeling program was completed. For the full year, the Company experienced 1,445 closed restaurant days, compared to 1,337 days in fiscal 2013, with a relatively minor overall impact on same-store sales.

During fiscal 2014, Bob Evans Restaurants:

•	remodeled 229 restaurants;

•	closed three restaurants; and

•	opened four new restaurants.

Operating income – Bob Evans Restaurants’ non-GAAP operating income was $42.4 million, compared to non-GAAP operating income of $76.6 million last year. The primary drivers of the decline were: an approximately $7.7 million profit impact of lost sales resulting from severe winter weather; $7.1 million of incremental depreciation; $5.7 million of unfavorable cost of sales rate variance primarily impacted by increased pork, bakery, and beef costs, including $0.5 million of food waste related to severe winter weather; $4.8 million of increased corporate overhead allocation as a result of the Company providing transition services to Mimi’s Café at less than cost; $4.5 million of professional expenditures related to responses to an activist stockholder, supplemental tax and internal audit staff resources, and strengthening the

Company’s internal processes and controls over financial reporting; $3.0 million related to recruiting and relocation expenses; approximately $1.9 million of operating wage rate variance due to sales deleverage, including $1.1 million related to severe winter weather; and $1.7 million of other operating expenses including the impact of $4.0 million of snow removal, utilities, facility repair and other severe winter weather-related items. The aggregate impact of these items was partially offset by $5.3 million of incentive compensation favorability.

Fiscal 2014 BEF Foods segment summary

Net sales – BEF Foods’ net sales were $372.0 million, an increase of 6.6 percent, compared to net sales of $348.8 million last year. The previously referenced supplier dispute impacted BEF Foods’ sales as the Company was unable to completely fill many orders from key customers during the peak winter holiday season. The Company estimates sales were adversely impacted by approximately $10.7 million as a result of the supply disruption. Furthermore, the dispute hampered the Company’s operations as the termination of supply of a key product line necessitated several modifications to the Lima, Ohio, manufacturing facility to accommodate new equipment and processes in order to insource production.

Operating Income – BEF Foods’ non-GAAP operating income was $12.9 million, compared to non-GAAP operating income of $30.7 million last year. The primary drivers of the decline were: $22.6 million of incremental sausage material costs, including $21.1 million of sow costs and $1.5 million of trim costs; $6.2 million related to the startup of the Sulphur Springs facility expansion impacting the operating wages and other operating expenses; $4.1 million related to the supplier dispute, including the profit effect of lost sales and higher co-packer prices before supply was terminated; $2.1 million of increase in corporate overhead allocation as a result of the Company providing transition services to Mimi’s Café at less than cost; $1.5 million of professional expenditures related to responses to an activist stockholder, supplemental tax and internal audit staff resources, and strengthening the Company’s internal processes and controls over financial reporting; and $0.8 million related to recruiting and relocation expenses. The drivers of the decline were partially offset by a $4.4 million reduction of sausage trade spending, $3.1 million of increased sausage pricing, $2.4 million of savings related to the October 2013 consolidation of fresh sausage manufacturing facilities, $1.8 million of incentive compensation favorability, and sales leverage.

The Company saw continued improvement in production efficiencies at the Sulphur Springs facility during the fourth quarter. Production volume increased while costs continued to decrease. The Company expects to be operating at planned efficiencies by the peak winter holiday season of fiscal year 2015.

BEF Foods’ non-GAAP SG&A was $64.8 million. The Company classifies transportation and marketing expenses of $17.1 million and $6.4 million, respectively, in SG&A for the BEF Foods business.

Fiscal year 2015 outlook

“We completed significant investment programs at both Bob Evans Restaurants and BEF Foods during fiscal 2014. Over the long-term, these investments are expected to drive sustainable earnings growth. In fiscal 2015, we expect improved performance from both of our business segments. However, consumer confidence continues to be adversely impacted by ongoing macroeconomic headwinds, including health care costs and unemployment which disproportionately affects lower- and middle-income consumers. Additionally, an increasingly competitive environment and ongoing commodity cost pressures continue to challenge our business,” said Chief Financial Officer Mark Hood.

The Company expects fiscal 2015 earnings per diluted share of $1.90 to $2.20. This guidance range incorporates approximately $8 million of increased performance-based incentive compensation accrued to target levels.

Fiscal 2015 guidance anticipates gradual improvement of Bob Evans Restaurants performance due to: the chain-wide roll-out of Broasted Chicken®; lapping last year’s unusually severe and sustained winter weather; consistent marketing support throughout the year; and continued off-premise sales growth.

At BEF Foods, fiscal 2015 performance is likewise expected to improve throughout the year due to: growth of refrigerated side dish volume due to distribution growth as well as the absence of the supplier disruption the Company experienced during the peak winter holiday season during fiscal 2014; and the absence of plant startup costs and improved plant efficiencies, partially offset by increased year-over-year sow costs. The Company expects net pricing to be better aligned with sow costs in fiscal 2015.

From a corporate perspective, 2015 guidance includes: approximately $5.5 million of costs associated with responses to an activist stockholder, and $2.0 million of costs associated with supplemental tax and internal audit staff resources, and strengthening the Company’s internal processes and controls over financial reporting. These items are expected to primarily impact the first half of the fiscal year.

Fiscal 2015 diluted EPS guidance

	1Q	Full Year
Diluted EPS	$0.06-$0.12	$1.90-$2.20

Summary of performance drivers: fiscal 2015 guidance versus fiscal 2014

	1Q	2Q	3Q	4Q	Full Year
sss% 2015 (guidance)	-2.5% to -3%	flat to low single-digit	high single -digit	high single- digit	1.5% to 2.5%
sss% 2014 (actual)	-0.6%	-1.9%	-1.8%	-4.1%	-2.1%
sow costs (per hundredweight) 2015 (guidance)	$88 to $90	$80 to $90	$80 to $90	$80 to $90	$85
sow costs (per hundredweight) 2014 (actual)	$63.24	$77.33	$72.36	$78.47	$73.23
estimated Broasted Chicken® rollout (% of restaurants)	6%	41%	51%	100%

Consolidated Company highlights

•	Net sales – approximately $1.38 to $1.40 billion.

•	Capital expenditures – approximately $85 to $90 million.

•	ERP implementation – expenses related to ERP implementation are expected to be $4 to $5 million.

•	Depreciation and amortization – approximately $83 to $87 million.

•	Net interest expense – approximately $8.5 to $10.5 million.

•	Tax rate – approximately 30 to 31 percent.

•	Diluted weighted-average share count – approximately 23.8 million shares. The company expects share repurchase activity to occur during the second half of the fiscal year. Accretion from share repurchase activity is expected to be offset by increased interest expense in fiscal 2015.

Bob Evans Restaurants segment

•	Net sales: Same-store sales of 1.5 to 2.5 percent. The Company expects first quarter same-store sales of -2.5 to -3.0 percent, with flat to low single-digit positive same-store sales for the second quarter, and high single-digit positive same-store sales for the second half of fiscal 2015 aided by lapping severe and sustained winter weather experienced during fiscal 2014.

•	Operating margins: 5.8 to 6.2 percent, resulting from expected sales growth, continued labor and food cost improvement, partially offset by increased depreciation, primarily as a result of the Farm Fresh Refresh program and new restaurants, increased repair and maintenance expenses, and commodity cost increases of 2 to 3 percent.

BEF Foods segment

•	Net sales: Overall net sales of $430 to $440 million, an increase of 16 to 18 percent.

•	Operating margins: 7.5 to 9.5 percent, resulting from expected sales growth, improved plant efficiencies, which include the realization of fiscal 2014 plant closure benefits, and expected realization of net pricing to better offset increased sow costs. For the first quarter, the Company expects sow costs to average $88 to $90 per hundredweight, compared to $63 per hundredweight for the prior year. For the remainder of the year, the Company expects sow costs of $80 to $90 per hundredweight, compared to the fiscal year 2014 average of $73 per hundredweight.

This outlook is subject to a number of factors beyond the Company’s control, including the risk factors discussed in the Company’s fiscal 2014 annual report on Form 10-K and its other subsequent filings with the Securities and Exchange Commission.

Company to host conference call on Wednesday, July 9, 2014

The Company will host a conference call to discuss its fourth-quarter fiscal 2014 results at 10 a.m. (ET) on Wednesday, July 9, 2014. The dial-in number is (855) 468-0551, access code 46808831. A replay will be available at (800) 585-8367, access code 46808831.

A simultaneous webcast will be available at investors.bobevans.com/events.cfm. The archived webcast will also be available on the Web site.

About Bob Evans Farms, Inc.

Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans Restaurants brand name. At the end of the fourth fiscal quarter (April 25, 2014), Bob Evans Restaurants owned and operated 561 family restaurants in 19 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. Bob Evans Farms, Inc., through its BEF Foods segment, is also a leading producer and distributor of refrigerated side dishes, pork sausage and a variety of refrigerated and frozen convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 26, 2013, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the Company are qualified by the cautionary statements in this section.

Important Additional Information

Bob Evans Farms Inc. (the “Company”), its directors and certain of its executive officers are participants in the solicitation of proxies in connection with the Company’s 2014 Annual Meeting of Stockholders. The Company has filed a preliminary proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from the Company’s stockholders. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING WHITE PROXY CARD CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Information regarding the names of the Company’s directors and executive officers and their respective interests in the Company by security holdings or otherwise as of June 13, 2014, is set forth in the Company’s preliminary proxy statement for its 2014 Annual Meeting of Stockholders, filed with the SEC on June 26, 2014. Stockholders will be able to obtain, free of charge, copies of these documents, including the definitive proxy statement (and amendments or supplements thereto) and accompanying WHITE proxy card, and other documents filed with the SEC at the SEC’s Web site at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of the Company’s Web site at http://investors.bobevans.com/sec.cfm.

Contact:

Scott C. Taggart

Vice President, Investor Relations

(614) 492-4954

Bob Evans Farms, Inc.

Earnings Release Fact Sheet (unaudited)

Fiscal 2014 - Quarter 4

Note: amounts are in thousands, except per share amounts

Fourth quarter Fiscal 2014, ended April 25, 2014, compared to the corresponding period a year ago:

			Basic EPS		Diluted EPS
	Three Months Ended		Three Months Ended		Three Months Ended
	April 25, 2014	April 26, 2013	April 25, 2014	April 26, 2013	April 25, 2014	April 26, 2013
		(as adjusted)		(as adjusted)		(as adjusted)
Operating Income as Reported
Bob Evans Restaurants	$2,161	$18,856
BEF Foods	2,116	3,383

Total operating income from continuing operations	4,277	22,239
Net interest expense	1,155	505

Income from continuing operations before income taxes	3,122	21,734
Benefit for income taxes from continuing operations	(6,682)	(7,849)

Income from continuing operations	9,804	29,583	$0.40	$1.07	$0.40	$1.05
Loss from discontinued operations before income taxes	(245)	(61,457)
Benefit for income taxes	(3,450)	(61,655)

Income from discontinued operations, net of income taxes	3,205	198	$0.13	$0.01	$0.13	$0.01

Net income	13,009	29,781	$0.53	$1.07	$0.53	$1.06
Adjustments
Bob Evans Restaurants
Impairments including from assets held for sale	337	811
Severance/Restructuring	635	1,723
Loss (gain) on sale of assets	1,054	(1,164)
Overhead allocation	—	562

	2,026	1,932
BEF Foods
Severance/restructuring	1,146	1,099
Merger and acquisition related costs	—	493
Loss on sale of assets	74	4,129
Other	—	(1,087)
Overhead allocation	—	187

	1,220	4,821
Discontinued operations
Sale of and adjustment to discontinued operations	245	62,206
Overhead allocation	—	(749)

Total discontinued operations	245	61,457
Total adjustments
Impairments including from assets held for sale	337	811
Severance/restructuring	1,781	2,822
Merger and acquisition related costs	—	493
Loss on sale of assets	1,128	2,965
Depreciation and amortization	—	—
Other	—	(1,087)
Adjustments to discontinued operations	245	62,206

	3,491	68,210
Non-GAAP operating income
Bob Evans Restaurants	4,187	20,788
BEF Foods	3,336	8,204

Total non-GAAP operating income from continuing operations	7,523	28,992
Total non-GAAP operating income from discontinued operations	—	—

Total Non-GAAP operating income	7,523	28,992
Continuing Operations
Adjustments to net interest expense	418	—

Non-GAAP net interest expense	1,573	505

Non-GAAP income from continuing operations before income taxes	5,950	28,487
Adjustments to income tax (benefit) provision	877	16,959

Non-GAAP income tax (benefit) provision	(5,805)	9,110

Non-GAAP income from continuing operations	11,755	19,377	$0.48	$0.70	$0.48	$0.69

Discontinued Operations
Adjustments to benefit for income taxes	76	61,655

Non-GAAP benefit for income taxes	(3,374)	—
Non-GAAP income from discontinued operations	3,374	—	0.14	0.00	0.14	0.00

Non-GAAP net income	$15,129	$19,377	$0.62	$0.70	$0.61	$0.69

Shares Outstanding			24,426	27,755	24,641	28,184

			Basic EPS		Diluted EPS
	Twelve Months Ended		Twelve Months Ended		Twelve Months Ended
	April 25, 2014	April 26, 2013	April 25, 2014	April 26, 2013	April 25, 2014	April 26, 2013
		(as adjusted)		(as adjusted)		(as adjusted)
Operating Income as Reported
Bob Evans Restaurants	27,134	69,317
BEF Foods	5,991	18,637

Total operating income from continuing operations	33,125	87,954
Net interest expense	2,014	11,485

Income from continuing operations before income taxes	31,111	76,469
Provision (benefit) for income taxes from continuing operations	143	(6,084)

Income from continuing operations	30,968	82,553	$1.17	$2.94	$1.16	$2.90
Loss from discontinued operations before income taxes	(886)	(134,606)
Benefit for income taxes from discontinued operations	(3,603)	(51,232)

Income (loss) from discontinued operations, net of income taxes	2,717	(83,374)	$0.10	$(2.97)	$0.10	$(2.93)

Net income	33,685	(821)	$1.27	$(0.03)	$1.26	$(0.03)
Adjustments
Bob Evans Restaurants
Impairments including from assets held for sale	13,849	4,409
Severance/restructuring	1,885	2,773
Merger and acquisition related costs	5	—
Gain on sale of assets	(480)	(1,572)
Other	41	(527)
Overhead allocation	—	2,163

	15,300	7,246
BEF Foods
Impairments including from assets held for sale	3,000	—
Severance/restructuring	3,708	6,283
Merger and acquisition related costs	23	2,059
Loss on sale of assets	187	4,124
Other	—	(1,142)
Overhead allocation	—	719

	6,918	12,043
Discontinued operations
Impairments including from assets held for sale	—	70,576
Severance/restructuring	—	1,740
Depreciation and amortization	—	(3,924)
Other	—	916
Sale of and adjustment to discontinued operations	886	62,206
Overhead allocation	—	(2,882)

	886	128,632
Total adjustments
Impairments including from assets held for sale	16,849	74,985
Severance/restructuring	5,593	10,796
Merger and acquisition related costs	28	2,059
(Gain) loss on sale of assets	(293)	2,552
Depreciation and amortization	—	(3,924)
Other	41	(753)
Adjustments to discontinued operations	886	62,206

	23,104	147,921
Non-GAAP operating income
Bob Evans Restaurants	42,434	76,563
BEF Foods	12,909	30,680

Total non-GAAP operating income from continuing operations	55,343	107,243
Total non-GAAP operating loss from discontinued operations	—	(5,974)

Total Non-GAAP operating income	55,343	101,269
Continuing Operations
Adjustments to net interest expense	1,918	(6,150)

Non-GAAP net interest expense	3,932	5,335

Non-GAAP income from continuing operations before income taxes	51,411	101,908
Adjustments to income tax provision (benefit)	6,524	39,943

Non-GAAP income tax provision	6,667	33,859

Non-GAAP income from continuing operations	44,744	68,050	$1.69	$2.42	$1.68	$2.39

Discontinued Operations
Adjustments to benefit for income taxes	275	48,879

Non-GAAP benefit for income taxes	(3,328)	(2,353)
Non-GAAP income (loss) from discontinued operations	3,328	(3,621)	0.13	(0.13)	0.12	(0.13)

Non-GAAP net income	48,072	64,429	1.82	2.30	1.80	2.26

Shares Outstanding			26,450	28,066	26,704	28,488

	Consolidated Results
	(Less Discontinued Ops)				Bob Evans Restaurants
	Three Months Ended				Three Months Ended
	April 25, 2014	% of Sales	April 26, 2013	% of Sales	April 25, 2014	% of Sales	April 26, 2013	% of Sales
			(as adjusted)				(as adjusted)
Operating income as reported
Net sales	$326,371		$333,909		$231,022		$241,656
Cost of sales	111,725	34.2%	109,108	32.7%	59,621	25.8%	61,519	25.5%
Operating wage and fringe benefit expenses	96,465	29.6%	99,370	29.8%	87,060	37.7%	89,564	37.1%
Other operating expenses	50,595	15.5%	43,880	13.1%	41,354	17.9%	36,253	15.0%
Selling, general and administrative expenses	41,456	12.7%	40,936	12.3%	23,394	10.1%	20,370	8.4%
Depreciation and amortization expense	21,853	6.7%	18,376	5.5%	17,432	7.5%	15,094	6.2%

Total as reported	4,277	1.3%	22,239	6.7%	2,161	0.9%	18,856	7.8%
Adjustments
Net sales	—		—		—		—
Cost of sales	—		—		—		—
Operating wage and fringe benefit expenses	(453)		—		(453)		—
Other operating expenses	—		—		—		—
Selling, general and administrative expenses	(2,793)		(6,753)		(1,573)		(1,932)
Depreciation and amortization expense	—		—		—		—

Total adjustments	3,246		6,753		2,026		1,932
Non-GAAP operating income
Net sales	326,371		333,909		231,022		241,656
Cost of sales	111,725	34.2%	109,108	32.7%	59,621	25.8%	61,519	25.5%
Operating wage and fringe benefit expenses	96,012	29.4%	99,370	29.8%	86,607	37.5%	89,564	37.1%
Other operating expenses	50,595	15.5%	43,880	13.1%	41,354	17.9%	36,253	15.0%
Selling, general and administrative expenses	38,663	11.8%	34,183	10.2%	21,821	9.4%	18,438	7.6%
Depreciation and amortization expense	21,853	6.7%	18,376	5.5%	17,432	7.5%	15,094	6.2%

Total non-GAAP operating income	$7,523	2.3%	$28,992	8.7%	$4,187	1.8%	$20,788	8.6%

	BEF Foods
	Three Months Ended
	April 25, 2014	% of Sales	April 26, 2013	% of Sales
			(as adjusted)
Operating income as reported
Net sales	$95,349		$92,253
Cost of sales	52,104	54.6%	47,589	51.6%
Operating wage and fringe benefit expenses	9,405	9.9%	9,806	10.6%
Other operating expenses	9,241	9.7%	7,627	8.3%
Selling, general and administrative expenses	18,062	18.9%	20,566	22.3%
Depreciation and amortization expense	4,421	4.6%	3,282	3.6%
Impairment of assets held for sale	—	—%	—	—%

Total as reported	2,116	2.2%	3,383	3.7%
Adjustments
Net sales	—		—
Cost of sales	—		—
Operating wage and fringe benefit expenses	—		—
Other operating expenses	—		—
Selling, general and administrative expenses	(1,220)		(4,821)
Depreciation and amortization expense	—		—
Impairment of assets held for sale	—		—

Total adjustments	1,220		4,821
Non-GAAP operating income
Net sales	95,349		92,253
Cost of sales	52,104	54.6%	47,589	51.6%
Operating wage and fringe benefit expenses	9,405	9.9%	9,806	10.6%
Other operating expenses	9,241	9.7%	7,627	8.3%
Selling, general and administrative expenses	16,842	17.7%	15,745	17.1%
Depreciation and amortization expense	4,421	4.6%	3,282	3.6%
Impairment of assets held for sale

Total non-GAAP operating income	$3,336	3.5%	$8,204	8.9%

	Consolidated Results
	(Less Discontinued Ops)				Bob Evans Restaurants
	Twelve Months Ended				Twelve Months Ended
	April 25, 2014	% of Sales	April 26, 2013	% of Sales	April 25, 2014	% of Sales	April 26, 2013	% of Sales
			(as adjusted)				(as adjusted)
Operating income as reported
Net sales	$1,328,552		$1,330,226		$956,579		$981,418
Cost of sales	449,070	33.8%	422,847	31.8%	244,871	25.6%	245,753	25.0%
Operating wage and fringe benefit expenses	401,255	30.2%	405,113	30.5%	360,646	37.7%	367,675	37.5%
Other operating expenses	198,634	15.0%	191,191	14.4%	164,901	17.2%	163,194	16.6%
Selling, general and administrative expenses	154,632	11.6%	153,802	11.5%	85,775	9.0%	78,652	8.0%
Depreciation and amortization expense	79,456	6.0%	69,319	5.2%	63,872	6.7%	56,827	5.8%
Impairment of assets held for sale	12,380	0.9%	—	—%	9,380	1.0%	—	—%

Total as reported	33,125	2.5%	87,954	6.6%	27,134	2.8%	69,317	7.1%
Adjustments
Net sales	—		—		—		—
Cost of sales	—		—		—		—
Operating wage and fringe benefit expenses	49		—		—		—
Other operating expenses	107		—		—		—
Selling, general and administrative expenses	(10,045)		(19,289)		(5,971)		(7,246)
Depreciation and amortization expense	51		—		51		—
Impairment of assets held for sale	(12,380)		—		(9,380)		—

Total adjustments	22,218		19,289		15,300		7,246
Non-GAAP operating income
Net sales	1,328,552		1,330,226		956,579		981,418
Cost of sales	449,070	33.8%	422,847	31.8%	244,871	25.6%	245,753	25.0%
Operating wage and fringe benefit expenses	401,304	30.2%	405,113	30.5%	360,646	37.7%	367,675	37.5%
Other operating expenses	198,741	15.0%	191,191	14.4%	164,901	17.2%	163,194	16.6%
Selling, general and administrative expenses	144,587	10.9%	134,513	10.1%	79,804	8.3%	71,406	7.3%
Depreciation and amortization expense	79,507	6.0%	69,319	5.2%	63,923	6.7%	56,827	5.8%
Impairment of assets held for sale	—	—%	—	—%	—	—%	—	—%

Total non-GAAP operating income	$55,343	4.2%	$107,243	8.1%	$42,434	4.4%	$76,563	7.8%

	BEF Foods
	Twelve Months Ended
	April 25, 2014	% of Sales	April 26, 2013	% of Sales
			(as adjusted)
Operating income as reported
Net sales	$371,973		$348,808
Cost of sales	204,199	54.9%	177,094	50.8%
Operating wage and fringe benefit expenses	40,609	10.9%	37,438	10.7%
Other operating expenses	33,733	9.1%	27,997	8.0%
Selling, general and administrative expenses	68,857	18.5%	75,150	21.5%
Depreciation and amortization expense	15,584	4.2%	12,492	3.6%
Impairment of assets held for sale	3,000	0.8%	—	—%

Total as reported	5,991	1.6%	18,637	5.3%
Adjustments
Net sales	—		—
Cost of sales	—		—
Operating wage and fringe benefit expenses	49		—
Other operating expenses	107		—
Selling, general and administrative expenses	(4,074)		(12,043)
Depreciation and amortization expense	—		—
Impairment of assets held for sale	(3,000)		—

Total adjustments	6,918		12,043
Non-GAAP operating income
Net sales	371,973		348,808
Cost of sales	204,199	54.9%	177,094	50.8%
Operating wage and fringe benefit expenses	40,658	10.9%	37,438	10.7%
Other operating expenses	33,840	9.1%	27,997	8.0%
Selling, general and administrative expenses	64,783	17.4%	63,107	18.1%
Depreciation and amortization expense	15,584	4.2%	12,492	3.6%
Impairment of assets held for sale	—	—%	—	—%

Total non-GAAP operating income	$12,909	3.5%	$30,680	8.8%

	Consolidated Results
	Three Months Ended
	April 25, 2014	% of sales	April 26, 2013	% of sales
			(recast)	(recast)
Net Sales	$326,371		$333,909
Cost of sales	111,725	34.2%	109,108	32.7%
Operating wage and fringe benefit expenses	96,465	29.6%	99,370	29.8%
Other operating expenses	50,595	15.5%	43,880	13.1%
Selling, general and administrative expenses	41,456	12.7%	40,936	12.3%
Depreciation and amortization expense	21,853	6.7%	18,376	5.5%

Operating Income	4,277	1.3%	22,239	6.7%
Net interest expense	1,155	0.4%	505	0.2%

Income From Continuing Operations Before Income Taxes	3,122	1.0%	21,734	6.5%
Provision (benefit) for income taxes	(6,682)	(2.0)%	(7,849)	(2.4)%

Income From Continuing Operations	9,804	3.0%	29,583	8.9%
(Loss) Income from Discontinued Operations, Net of Income Taxes	3,205	1.0%	198	0.1%

Net Income	$13,009	4.0%	$29,781	8.9%

Earnings Per Share—Income from Continuing Operations
Basic	$0.40		$1.07
Diluted	$0.40		$1.05
Earnings Per Share — Income from Discontinued Operations
Basic	$0.13		$0.01
Diluted	$0.13		$0.01
Earnings per share—Net income
Basic	$0.53		$1.07
Diluted	$0.53		$1.06
Cash Dividends Paid Per Share	$0.310		$0.275
Weighted Average Shares Outstanding
Basic	24,426		27,755
Dilutive Shares	215		429

Diluted	24,641		28,184
Shares outstanding at quarter end	23,463		27,418

Income taxes related to continuing operations, as a percentage of pre-tax income, were (214.0)% vs (36.1)%.

	Segment Results
	Three Months Ended
	Bob Evans Restaurants		BEF Foods
	April 25, 2014	April 26, 2013	April 25, 2014	April 26, 2013
		(recast)		(recast)
Net sales	$231,022	$241,656	$95,349	$92,253
Cost of sales	25.8%	25.5%	54.6%	51.6%
Operating wages	37.7%	37.1%	9.9%	10.6%
Other operating	17.9%	15.0%	9.7%	8.3%
S,G&A	10.1%	8.4%	18.9%	22.3%
Depreciation and amortization	7.5%	6.2%	4.6%	3.6%

Operating income	0.9%	7.8%	2.2%	3.7%

	Consolidated Results
	Twelve Months Ended
	April 25, 2014	% of sales	April 26, 2013	% of sales
			(recast)	(recast)
Net Sales	$1,328,552		$1,330,226
Cost of sales	449,070	33.8%	422,847	31.8%
Operating wage and fringe benefit expenses	401,255	30.2%	405,113	30.5%
Other operating expenses	198,634	15.0%	191,191	14.4%
Selling, general and administrative expenses	154,632	11.6%	153,802	11.5%
Depreciation and amortization expense	79,456	6.0%	69,319	5.2%
Impairment of assets held for sale	12,380	0.9%	—	—%

Operating Income	33,125	2.5%	87,954	6.6%
Net interest expense	2,014	0.2%	11,485	0.9%

Income From Continuing Operations Before Income Taxes	31,111	2.3%	76,469	5.7%
Provision (Benefit) for income taxes	143	—%	(6,084)	(0.5)%

Income From Continuing Operations	30,968	2.3%	82,553	6.2%
Income (Loss) from Discontinued Operations, Net of Income Taxes	2,717	0.2%	(83,374)	(6.3)%

Net Income (Loss)	$33,685	2.5%	$(821)	(0.1)%

Earnings Per Share—Income from Continuing Operations
Basic	$1.17		$2.94
Diluted	$1.16		$2.90
Earnings Per Share — Income (Loss) from Discontinued Operations
Basic	$0.10		$(2.97)
Diluted	$0.10		$(2.93)
Earnings per share—Net income
Basic	$1.27		$(0.03)
Diluted	$1.26		$(0.03)

Cash Dividends Paid Per Share	$1.205		$1.075

Weighted Average Shares Outstanding
Basic	26,450		28,066
Dilutive Shares	254		422

Diluted	26,704		28,488
Shares outstanding at quarter end	23,463		27,418

Income taxes related to continuing operations, as a percentage of pre-tax income, were 0.5% vs (8.0)%.

	Segment Results
	Twelve Months Ended
	Bob Evans Restaurants		BEF Foods
	April 25, 2014	April 26, 2013	April 25, 2014	April 26, 2013
		(recast)		(recast)
Net sales	$956,579	$981,418	$371,973	$348,808
Cost of sales	25.6%	25.0%	54.9%	50.8%
Operating wages	37.7%	37.5%	10.9%	10.7%
Other operating	17.2%	16.6%	9.1%	8.0%
S,G&A	9.0%	8.0%	18.5%	21.5%
Depreciation and amortization	6.7%	5.8%	4.2%	3.6%
Impairment of assets held for sale	1.0%	—%	0.8%	—%

Operating income	2.8%	7.1%	1.6%	5.3%

Bob Evans Restaurants openings and closings, by quarter:

Fiscal Year	Beginning Total	Q1	Q2	Q3	Q4	Full Year	Closings	Ending Total
2014	560	1	1	1	1	4	3	561
2013	565	2	—	—	—	2	7	560
2012	563	—	2	—	2	4	2	565
2011	569	—	—	—	2	2	8	563
2010	570	—	—	—	—	—	1	569

Full realization of Bob Evans Restaurant remodel benefits:

		Fiscal Year
	2012	2013	2014
Assumptions:
Remodel openings	87	195	229
Total days closed for remodels	653	1,337	1,445
Financial impact:
Closed day sales	$2,701	$6,331	$5,483
Pre-opening expense and repair and maintenance	$1,690	$3,624	$3,732
Incremental administrative expense (est.)	$303	$634	$1,041

Bob Evans Restaurant remodel openings and pre-opening expense, by fiscal year and quarter:

2014	Q1	Q2	Q3	Q4	Total
Lansing	12	2	—	—	14
Tampa	10	8	—	—	18
Buffalo/Erie	10	2	—	—	12
Cleveland	5	—	—	—	5
Orlando	5	9	—	—	14
South Bend	5	2	—	—	7
Chicago	4	8	4	—	16
Ft. Myers	6	3	—	2	11
Baltimore/DC	—	14	11	19	44
Philadelphia	—	6	5	9	20
St. Louis	—	7	7	—	14
Kansas City	—	5	4	—	9
Charleston	—	—	6	22	28
Charlotte	—	—	2	6	8
Richmond	—	—	—	5	5
Pittsburgh	3	—	—	—	3
Nashville	—	—	—	1	1

Total	60	66	39	64	229
Pre-opening and repair and maintenance expense	$1,176	$1,050	$700	$806	$3,732
Incremental administrative expense (est.)	$265	$270	$236	$270	$1,041
Total days closed for remodels	438	411	237	359	1,445

2013	Q1	Q2	Q3	Q4	Total
Cincinnati	2	—	—	—	2
Other markets	2	—	—	—	2
Columbus	24	17	—	—	41
Charleston	8	—	—	—	8
Ft. Wayne	—	7	4	—	11
Indianapolis	—	15	15	—	30
Flint	—	6	8	—	14
Louisville	—	—	6	20	26
Pittsburgh	—	—	—	16	16
Cleveland	—	—	7	38	45

Total	36	45	40	74	195
Pre-opening and repair and maintenance expense	$570	$828	$819	$1,407	$3,624
Incremental administrative expense (est.)	$141	$153	$146	$194	$634
Total days closed for remodels	254	290	258	535	1,337

2012	Q1	Q2	Q3	Q4	Total
Toledo	1	17	7	—	25
Detroit	—	14	3	—	17
Cincinnati	—	—	2	23	25
Other markets	1	—	3	16	20

Total	2	31	15	39	87
Pre-opening and repair and maintenance expense	$36	$508	$400	$746	$1,690
Incremental administrative expense (est.)	$7	$108	$52	$136	$303
Total days closed for remodels	7	221	118	307	653

2011	Q1	Q2	Q3	Q4	Total
Prototype	—	2	—	—	2
Dayton	—	—	10	19	29

Total	—	2	10	19	31
Pre-opening and repair and maintenance expense	$—	$80	$263	$245	$588
Incremental administrative expense (est.)	$—	$9	$43	$82	$134
Total days closed for remodels	—	21	76	73	170

2010	Q1	Q2	Q3	Q4	Total
Total	—	—	—	1	1
Pre-opening expense	$—	$—	$—	$20	$20
Total days closed for remodels	—	—	—	3	3

Bob Evans Restaurants same-store sales analysis (18-month core; 552 restaurants)

	Fiscal 2014			Fiscal 2013			Fiscal 2012
	Nominal	Menu	Real	Nominal	Menu	Real	Nominal	Menu	Real
May	(0.9)	3.0	(3.9)	0.7	2.2	(1.5)	(1.5)	0.8	(2.3)
June	0.3	3.0	(2.7)	(0.3)	1.9	(2.2)	(2.0)	1.0	(3.0)
July	(1.0)	3.8	(4.8)	2.3	0.9	1.4	(1.8)	2.0	(3.8)

Q1	(0.6)	3.3	(3.9)	1.0	1.6	(0.6)	(1.8)	1.3	(3.1)
August	(0.7)	4.2	(4.9)	1.5	0.9	0.6	(2.6)	2.0	(4.6)
September	(2.0)	3.8	(5.8)	(0.4)	1.4	(1.9)	(1.9)	2.0	(3.9)
October	(2.9)	2.2	(5.0)	1.6	3.1	(1.5)	(0.3)	2.0	(2.3)

Q2	(1.9)	3.3	(5.2)	1.0	1.9	(0.9)	(1.5)	2.0	(3.5)
November	0.4	2.2	(1.8)	2.1	2.8	(0.7)	0.1	1.9	(1.8)
December	(1.7)	2.2	(3.9)	(0.5)	2.7	(3.2)	2.4	2.2	0.2
January	(4.7)	2.2	(6.9)	3.1	2.7	0.4	2.3	2.0	0.3

Q3	(1.8)	2.2	(3.9)	1.6	2.8	(1.2)	1.6	2.0	(0.4)
February	(6.7)	1.9	(8.6)	(4.0)	3.1	(7.1)	2.2	1.7	0.5
March	(3.6)	1.5	(5.1)	3.6	3.5	0.1	(2.0)	1.7	(3.7)
April	(2.7)	1.5	(4.2)	1.7	3.4	(1.7)	(1.5)	1.8	(3.3)

Q4	(4.1)	1.6	(5.8)	0.5	3.4	(2.8)	(0.6)	1.7	(2.3)
Fiscal year	(2.1)	2.6	(4.7)	1.0	2.4	(1.4)	(0.6)	1.7	(2.3)

Key restaurant sales data (core restaurants only)

Bob Evans Restaurants
Average annual store sales ($)—FY14	$1,706,000
Q4 FY2014 day part mix (%):
Breakfast	32%
Lunch	38%
Dinner	30%
Q4 FY2014 dine-in check average per guest ($):
Breakfast	$9.01
Lunch	$9.57
Dinner	$9.54
Q4 FY2014 dine-in check average per guest ($):	$9.38
Q4 FY2014 dine-in check average per ticket ($):	$18.24
Q4 FY2014 carry-out check average per ticket ($):	$15.34

BEF Foods historical sow cost review (average cost per hundredweight)

Fiscal Year	Q1	Q2	Q3	Q4	Average
2014	$63.24	$77.33	$72.36	$78.47	$73.23
2013	$54.19	$43.22	$58.72	$59.07	$53.87
2012	$57.06	$67.82	$60.56	$60.41	$61.58
2011	$59.52	$60.47	$51.16	$59.05	$57.17

Total pounds sold review

Fiscal Year	Q1	Q2	Q3	Q4	Average
2014	13.0%	0.2%	(11.1)%	(6.9)%	(2.4)%
2013	7.2%	16.1%	13.1%	21.4%	14.6%
2012	(2.7)%	3.1%	0.9%	(1.3)%	0.1%
2011	(1.1)%	(14.7)%	(7.9)%	(4.6)%	(7.1)%

Total pounds sold, by category:

Fiscal 2014

Category	Q1	Q2	Q3	Q4
Sausage	22.3%	23.5%	29.5%	21.5%
Sides	39.4%	40.2%	40.7%	43.9%
Frozen	5.0%	5.1%	4.8%	4.8%
Food Service	29.7%	27.5%	21.5%	25.7%
Other	3.6%	3.7%	3.5%	4.1%

Fiscal 2013

Category	Q1	Q2	Q3	Q4
Sausage	24.2%	24.2%	25.5%	22.0%
Sides	39.5%	37.8%	39.7%	38.7%
Frozen	5.7%	5.3%	4.2%	5.5%
Food Service	26.9%	30.0%	28.0%	30.5%
Other	3.7%	2.7%	2.6%	3.4%

Net sales review (dollars in thousands)

	Q4 2014	YTD 2014	Q4 2013	YTD 2013
Gross sales	$105,659	$421,103	$105,393	$403,307
Less: promotions	(9,505)	(46,303)	(12,306)	(50,536)
Less: returns and slotting	(805)	(2,827)	(834)	(3,963)

Net sales	$95,349	$371,973	$92,253	$348,808